Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR SECOND QUARTER 2018

ELYRIA, Ohio - (August 7, 2018) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended June 30, 2018.

Second Quarter 2018 Highlights

•	Reported net sales increased 5.4% to $246.2 million while constant currency net sales(a) decreased 0.5% compared to 2Q17*.

•	Constant currency sequential net sales(b) increased 4.2% compared to 1Q18. Constant currency sequential net sales increased in all segments except Institutional Products Group ("IPG").

•
Gross margin as a percentage of net sales decreased 40 basis points to 27.4% compared to 2Q17 primarily as a result of higher expedited freight costs incurred in the North America/Home Medical Equipment ("NA/HME") and Europe segments partially offset by foreign currency and reduced warranty expense.

•	Operating loss was $6.8 million, an improvement of $8.9 million compared to 2Q17, with improved operating performance in the NA/HME and Asia Pacific segments and reduced restructuring costs.

•
GAAP loss per share was $0.50, compared to loss per share of $0.72 in 2Q17, and adjusted net loss per share(c) was $0.41 compared to adjusted net loss per share of $0.63 in 2Q17. GAAP loss per share was negatively impacted by $0.07 per share ($2.2 million) in increased net interest expense due to the company's convertible debt issuance in 2Q17.

•	Free cash flow(d) usage was $24.6 million compared to usage of $22.4 million in 2Q17.

•	EBITDA(e) was negative $3.2 million, an improvement of $8.8 million compared to 2Q17. EBITDA benefited from a decrease of $2.6 million in equity compensation expense compared to 2Q17.

Key Financial Results

(in millions USD)	2Q18	2Q17	$ Change	% Change
Net Sales	$246.2	$233.5	$12.6	5.4%
Constant Currency Net Sales	$232.3	$233.5	$(1.2)	(0.5)%
Gross Margin % of Net Sales	27.4%	27.8%	--	(40) bps
Gross Profit	$67.3	$65.0	$2.3	3.5%
Constant Currency SG&A(f)	$70.7	$75.7	$(5.1)	(6.7)%
Free Cash Flow	$(24.6)	$(22.4)	$(2.2)	(9.6)%
EBITDA	$(3.2)	$(12.0)	$8.8	73.5%
* Date format is quarter and year in each instance.

CEO Summary

“Our transformation continues to take shape. We are pleased that the NA/HME segment realized constant currency net sales growth of 2.3% compared to 2Q17. This is the fourth consecutive quarter of constant currency flat to positive sales growth in this segment, driven by a greater than 10% increase in sales of mobility and seating products. The growth in our mobility and seating product category reflects the competitiveness of our products and our alignment with our provider customers and end users. Operating loss and EBITDA improved compared to 2Q17 benefiting from favorable foreign currency, cost reduction activities implemented in 2017 and reduced restructuring costs partially offset by increased freight costs. Compared to 2Q17, the company's cash flow usage increased by $2.2 million primarily due to higher inventory levels and higher interest payments. We believe our capital structure and balance sheet will support us through the transformation.

As we continue to reshape our business, we are undertaking a mild shift in product mix in Europe, and we expect a slight reduction in Europe revenue through 4Q18 in support of this shift. In NA/HME, we are narrowly focusing now on accelerating respiratory growth and stabilizing IPG where we have good products and will amplify our work with our channel partners to drive growth. As demonstrated in the past, we excel in the areas where we focus our resources. We have a great brand presence, and consumers know our products reflect high quality. The company will continue to emphasize a culture of quality excellence and achievement of its long-term earnings potential,” said Matthew E. Monaghan, chairman, president and chief executive officer.

2Q18 Segment Results

(in millions USD)	Net Sales				Operating Income (Loss)
	2Q18	2Q17	Reported % Change	Constant Currency % Change	2Q18	2Q17	% Change
Europe	$138.9	$128.5	8.1%	(2.3)%	$5.2	$7.1	(26.9)%
NA/HME	79.9	77.7	2.8	2.3	(8.4)	(12.4)	32.1
IPG	13.7	15.3	(10.6)	(10.8)	1.2	1.5	(21.0)
Asia/Pacific	13.7	12.0	13.8	13.1	1.6	(0.1)	1,430.5

Europe - Constant currency net sales declined compared to 2Q17 driven by all product lines as the company gradually applies its transformation strategy to this segment to focus more on clinically valued, higher-margin products. Compared to 1Q18, constant currency sequential net sales improved 6.0%. Gross margin as a percentage of sales declined slightly due to increased R&D expenditures. Operating income decreased compared to 2Q17 principally due to unfavorable manufacturing variances and increased freight costs related to product transfers associated with facility consolidation, and increased R&D and SG&A costs. These were partially offset by the benefits of foreign currency.

North America/Home Medical Equipment (NA/HME) - Constant currency net sales increased compared to 2Q17 driven largely by increases in sales of mobility and seating products as the company continued to benefit from exiting the injunctive phase of the consent decree. Respiratory product sales declined in stationary concentrators and HomeFill(R) systems compared to 2Q17 partially offset by an increase in portable oxygen concentrators. Compared to 1Q18, constant currency sequential net sales improved 0.3% driven by a significant increase in mobility and seating and lifestyle products offset by lower respiratory product sales. Operating loss decreased compared to 2Q17 primarily related to reduced SG&A, due largely to lower employment costs, and reduced R&D and warranty expense, which was partially offset by increased freight costs.

Institutional Products Group (IPG) - Constant currency net sales decreased compared to 2Q17, principally due to lower bed product sales as a result of a supply disruption that was resolved by the end of 2Q18. Compared to 1Q18, constant currency sequential net sales declined 7.8% attributable to all product lines. Operating income declined compared to 2Q17 principally due to a decline in sales partially offset by reduced warranty and SG&A expense.

Asia/Pacific - Constant currency net sales increased compared to 2Q17 principally driven by increased sales of mobility and seating products. Operating income increased significantly compared to 2Q17 as a result of a net sales increase, reduced R&D expense and favorable manufacturing variances.

Financial Condition

The company's cash and cash equivalents balances were $122.4 million and $176.5 million at June 30, 2018 and December 31, 2017, respectively. The expected decrease in cash was the result of normal operations, which included losses in certain areas as we continue to apply our transformation strategy, and seasonal variations in operations.

Free cash flow usage for 2Q18 was $24.6 million compared to usage of $22.4 million in 2Q17. The increase in usage was primarily related to increased working capital related to inventory and higher interest payments of $2.7 million due to the convertible debt issuance in 2Q17. The 2Q18 free cash flow was driven by a net loss, increased inventory and decreased accrued expenses.

Additional Highlights
The company expanded the size of its Board of Directors and added new directors. In May, Petra Danielsohn-Weil, PhD joined the company's Board of Directors. With more than 30 years of experience in the medical and pharmaceutical fields, Ms. Danielsohn-Weil offers deep industry and international expertise and a wealth of experience in Europe, where the company has significant operations and the majority of its sales. In July, Diana S. Ferguson also joined the Board. Ms. Ferguson has more than 30 years of finance experience in the manufacturing, financial and consumer industries, as well as the public-sector. She will replace a director who served with financial expertise and recently retired. The two new appointments bring the number of directors to a total of nine, eight of whom are considered independent, and reflect director diversity of 67%, based on gender, race and ethnicity.

Outlook
The company's pursuit of profitable sales growth and cost reductions are expected to drive its longer-term goal of improved operating income and positive EBITDA. As part of the transformation, the company will continue to make significant investments, strategically reduce sales in certain areas, refocus resources away from less accretive activities and evaluate its global infrastructure for opportunities to drive efficiency. The company expects to see improved results in 2018 from actions executed to date and additional actions as it continues to streamline operations, resize and reshape the organization, especially in North America, around its new business mix and size. By executing this strategy and making these operational improvements, the company expects long-term benefits for the company’s stakeholders.

Positive sales growth in mobility and seating products, both year-over-year and sequentially, is a key metric and an indicator of the progress of the transformation of the NA/HME segment. The company expects to increase SG&A investment for the remainder of the year to stimulate growth and brand awareness for its portable oxygen concentrator. Regarding the IPG segment, the company does not anticipate near-term sequential sales growth as it expects its new strategic selling approach to continue to take time to yield results. As noted previously, the company is gradually applying the transformation to the Europe segment, which may continue to reduce the segment's sales throughout the remainder of 2018 as it shifts its product mix toward more clinically valued, higher-margin products.

The company remains positive about the growth potential of its businesses. Results of the mobility and seating and lifestyles product categories already reflect this growth potential. Good products and stable markets in other areas support the transformation we are executing in Europe, IPG and in the respiratory product category. In the near-term, the company anticipates an unfavorable impact on its results due to increases in tariffs and freight costs. The specific impact is not currently estimated as policy and commodity prices are only beginning to be implemented, and management has not estimated its ability to offset any increases with internal actions. SG&A will increase somewhat, especially in NA/HME, as the company undertakes the promotion of certain product lines, including its respiratory products. The company will continue to make capital investments to grow the business. Working capital will expand as the business grows, especially in support of increases in mobility and seating sales, which require substantial working capital and demonstration units to be effective. The company continues to estimate that cash flow in 2018 will be similar to 2017 including increased capital spending. The company believes its cash balances and available borrowing capacity should be sufficient to fund its transformation.
The company will continue to emphasize a culture of quality excellence, profitable sales growth and the achievement of its long-term objectives.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its second quarter 2018 financial results on Wednesday, August 8, 2018 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-778-9065, or for international callers 719-325-4865, and enter Conference ID 4528467. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=ec00be1803b709d0ba6861600c5e77f88. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 4528467 through August 15, 2018. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•	Morgan Stanley Healthcare Conference - September 12, 2018 (New York City)

•	CL King Conference - September 13, 2018 (New York City)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, age related, bariatric) conditions. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit the company's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental warning letters or enforcement actions; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives; possible adverse effects on the company’s liquidity that may result from delays in the implementation or realization of benefits from its current business initiatives; exchange rate fluctuations; the adverse impacts of new tariffs or increases in commodity prices or freight costs; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF LOSS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Net sales	$246,152	$233,517	$483,212	$465,240
Cost of products sold	178,806	168,495	349,349	335,073
Gross Profit	67,346	65,022	133,863	130,167
Selling, general and administrative expenses	73,763	75,721	145,027	148,234
Charges related to restructuring activities	344	4,987	745	8,270
Operating Loss	(6,761)	(15,686)	(11,909)	(26,337)
Net (gain) loss on convertible debt derivatives	(21)	1,051	(124)	150
Interest expense - net	6,828	4,596	13,541	9,026
Loss before Income Taxes	(13,568)	(21,333)	(25,326)	(35,513)
Income tax provision	2,975	2,175	5,325	4,775
Net Loss	(16,543)	(23,508)	(30,651)	(40,288)

Net Loss per Share—Basic	$(0.50)	$(0.72)	$(0.93)	$(1.23)

Weighted Average Shares Outstanding—Basic	33,169	32,833	33,040	32,654

Net Loss per Share—Assuming Dilution *	$(0.50)	$(0.72)	$(0.93)	$(1.23)

Weighted Average Shares Outstanding—Assuming Dilution	33,996	33,193	33,867	32,947
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Net loss per share - assuming dilution*	$(0.50)	$(0.72)	$(0.93)	$(1.23)
Weighted average shares outstanding- assuming dilution	33,169	32,833	33,040	32,654
Net loss	(16,543)	(23,508)	(30,651)	(40,288)
Income tax provision	2,975	2,175	5,325	4,775
Loss before Income Taxes	(13,568)	(21,333)	(25,326)	(35,513)
Amortization of discount on convertible debt	2,864	1,702	5,650	3,451
Net (gain) loss on convertible debt derivatives	(21)	1,051	(124)	150
Adjusted Loss before Income Taxes	(10,725)	(18,580)	(19,800)	(31,912)
Adjusted Income Taxes	2,975	2,175	5,325	4,255
Adjusted Net Loss(g)	$(13,700)	$(20,755)	$(25,125)	$(36,167)

Weighted Average Shares Outstanding - Assuming Dilution	33,169	32,833	33,040	32,654
Adjusted Net Loss per Share - Assuming Dilution(c) *	$(0.41)	$(0.63)	$(0.76)	$(1.11)
__________
Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of this release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA(e)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2018	2017	2018	2017
Net Loss	$(16,543)	$(23,508)	$(30,651)	$(40,288)
Income tax provision	2,975	2,175	5,325	4,775
Interest expense - net	6,828	4,596	13,541	9,026
Net (gain) loss on convertible debt derivatives	(21)	1,051	(124)	150
Operating Loss	(6,761)	(15,686)	(11,909)	(26,337)
Depreciation and amortization	3,589	3,719	7,700	7,312
EBITDA(e)	$(3,172)	$(11,967)	$(4,209)	$(19,025)

__________
"EBITDA" is a non-GAAP financial measure, which is defined at the end of this release. EBITDA includes stock-based compensation expense of $1.2 million and $2.9 million for the three and six months ended June 30, 2018, respectively, compared to $3.8 million and $4.6 million for the three and six months ended June 30, 2017, respectively.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America/Home Medical Equipment (NA/HME), Institutional Products Group (IPG), Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $34,164,000 and $67,273,000 for the three and six months ended June 30, 2018, respectively, compared to $29,659,000 and $60,057,000 for the three and six months ended June 30, 2017, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Six Months Ended
(In thousands)	June 30			June 30
	2018	2017	Change	2018	2017	Change
Revenues from external customers
Europe	$138,896	$128,485	$10,411	$270,210	$247,993	$22,217
NA/HME	79,867	77,689	2,178	159,649	161,951	(2,302)
IPG	13,704	15,320	(1,616)	28,591	31,693	(3,102)
Asia/Pacific	13,685	12,023	1,662	24,762	23,603	1,159
Consolidated	$246,152	$233,517	$12,635	$483,212	$465,240	$17,972

Operating income (loss)
Europe	$5,171	$7,077	$(1,906)	$11,765	$12,177	$(412)
NA/HME	(8,420)	(12,395)	3,975	(16,558)	(21,821)	5,263
IPG	1,163	1,472	(309)	2,761	3,370	(609)
Asia/Pacific	1,570	(118)	1,688	2,542	(548)	3,090
All Other	(5,901)	(6,735)	834	(11,674)	(11,245)	(429)
Charge related to restructuring activities	(344)	(4,987)	4,643	(745)	(8,270)	7,525
Consolidated operating loss	(6,761)	(15,686)	8,925	(11,909)	(26,337)	14,428
Net gain (loss) on convertible debt derivatives	21	(1,051)	1,072	124	(150)	274
Net Interest expense	(6,828)	(4,596)	(2,232)	(13,541)	(9,026)	(4,515)
Loss before income taxes	$(13,568)	$(21,333)	$7,765	$(25,326)	$(35,513)	$10,187

__________
“All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following table provide net sales change as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)). The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended June 30, 2018 compared to June 30, 2017:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	8.1%	10.4%	(2.3)%
NA/HME	2.8	0.5	2.3
IPG	(10.6)	0.2	(10.8)
Asia/Pacific	13.8	0.7	13.1
Consolidated	5.4	5.9	(0.5)

Six months ended June 30, 2018 compared to June 30, 2017:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	9.0%	11.4%	(2.4)%
NA/HME	(1.4)	0.4	(1.8)
IPG	(9.8)	0.2	(10.0)
Asia/Pacific	4.9	1.9	3.0
Consolidated	3.9	6.4	(2.5)

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following tables provide net sales at reported rates for the quarters ended June 30, 2018 and March 31, 2018, respectively, and net sales for the quarter ended June 30, 2018 as translated at the foreign exchange rates for the quarter ended March 31, 2018 with each then compared to each other (constant currency sequential net sales(b)). The company began this disclosure in 2Q17 to illustrate the effect of its transformation on its segments and continues to do so while the transformation continues.

	2Q18 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	2Q18 at 1Q18 Foreign Exchange Rates	1Q18 at 1Q18 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$138,896	$197	$139,093	$131,251	$7,842	6.0%
NA/HME	79,867	186	80,053	79,794	259	0.3
IPG	13,704	15	13,719	14,887	(1,168)	(7.8)
Asia Pacific	13,685	443	14,128	11,066	3,062	27.7
Consolidated	$246,152	$841	$246,993	$236,998	$9,995	4.2%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	June 30, 2018	December 31, 2017

Assets
Current Assets
Cash and cash equivalents	$122,398	$176,528
Trade receivables, net	124,099	125,615
Installment receivables, net	1,266	1,334
Inventories, net	136,606	121,933
Other current assets	32,841	31,504
Total Current Assets	417,210	456,914
Other Assets	113,139	97,576
Intangibles	28,820	30,244
Property and Equipment, net	76,690	80,016
Goodwill	394,051	401,283
Total Assets	$1,029,910	$1,066,033
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$92,678	$90,566
Accrued expenses	101,492	118,697
Current taxes payable	2,914	6,761
Short-term debt and current maturities of long-term obligations	1,676	2,040
Total Current Liabilities	198,760	218,064
Long-Term Debt	247,326	241,405
Other Long-Term Obligations	198,644	183,270
Shareholders’ Equity	385,180	423,294
Total Liabilities and Shareholders’ Equity	$1,029,910	$1,066,033

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2018	2017	2018	2017
Net cash used by operating activities	$(22,447)	$(20,138)	$(47,098)	$(50,468)
Plus:
Sales of property and equipment	27	180	37	190
Less:
Purchases of property and equipment	(2,162)	(2,470)	(4,227)	(5,504)
Free Cash Flow(d)	$(24,582)	$(22,428)	$(51,288)	$(55,782)

Definitions of Non-GAAP Financial Measures
(a) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and six months ended June 30, 2018 and June 30, 2017, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) As used throughout this document, "constant currency sequential net sales" is a non-GAAP financial measure in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2018. A table accompanying this release compares net sales for the three months ended June 30, 2018 and March 31, 2018 to each other with both periods translated at the foreign exchange rates for the three months ended March 31, 2018. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.
(c) As used throughout this document, "adjusted net loss per share" ("Adjusted EPS") is a non-GAAP financial measure, which is defined as adjusted net loss(g) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table located after the Condensed Consolidated Statement of Operations included in this press release.
(d) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Used by Operating Activities to Free Cash Flow” table located after the Condensed Consolidated Balance Sheets included in this press release.
(e) As used throughout this document, "Earnings Before Interest Taxes Depreciation and Amortization" ("EBITDA") is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to EBITDA” table included in this press release.
(f) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as SG&A expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(g) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($2.9 million and $5.7 million pre-tax for the three and six months ended June 30, 2018, respectively, compared to $1.7 million and $3.5 million for the three and six months ended June 30, 2017, respectively), and net gain (loss) on convertible debt derivatives (net gains of $0.0 million and $0.1 million for the three and six months ended June 30, 2018, respectively, compared to net losses of $1.1 million and $0.2 million for the three and six months ended June 30, 2017, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss per Share to Adjusted Net Loss Per Share” table included after the Condensed Consolidated Statement of Operations included in this press release.